Exhibit 10.29

BUILDERS FIRSTSOURCE, INC.

2014 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by Builders FirstSource, Inc. (the “Company”) of

Total Shares

restricted stock units (the “Units”) convertible, on a one-for-one basis, into shares of its common stock, par value $0.01 per share.

The Units are granted pursuant to and subject to the provisions of the Builders FirstSource, Inc. 2014 Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Certificate (the “Certificate”), including without limitation the Terms and Conditions beginning on page 3 hereof.  By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  Unless vesting is accelerated as provided in Section 1 hereof or otherwise in the discretion of the Committee, the Units will vest in accordance with Sections A and B below, provided that the Grantee remains in Continuous Service with the Company or its Parent or any of their subsidiaries on each applicable vesting date.

A.EBITDA Vesting Units (one-half of the total grant of Units hereunder) shall vest (become non-forfeitable) on __________ if the Company achieves a minimum _______ Adjusted EBITDA of ___________. If the target set in this Section A is not met or exceeded as of the vesting date, the Units subject to Section A will be forfeited and will not be subject to any future vesting.

“________ Adjusted EBITDA” means the Company’s and its subsidiaries’ consolidated earnings for the year ended December 31, 20___ before adjustments for interest, taxes, depreciation, and amortization as reported in the Company’s press release reporting fiscal year 20___ earnings.

B.  Leverage Ratio Units (one-half of the total grant of Units hereunder) shall vest (become non-forfeitable) on __________ if the 20__ Leverage Ratio for the Company is less than or equal to

________. If the target set in this Section B is not met as of the vesting date, the Units subject to Section B will be forfeited and will not be subject to any future vesting.

“20____ Leverage Ratio” means the ratio of Company’s 20____ Net Debt to its 20____ Adjusted EBITDA.

“20____ Net Debt” means the Company’s and its subsidiaries’ consolidated debt less cash and cash equivalents as reported in its Form 10-K for the year ended December 31, 20____.

If the Company changes its fiscal year to be a period other than calendar year 20___, such measurement period shall be the fiscal year that most closely overlaps calendar year 20___.  The Committee shall have the sole authority to determine whether the targets set forth above have been met, and their determination shall be final.

In no case will the vesting period for the Units be deemed to begin prior to ______________.

IN WITNESS WHEREOF, Builders FirstSource, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

BUILDERS FIRSTSOURCE, INC. By:	Grant Date:

TERMS AND CONDITIONS

1.  Vesting of Units.  The Units shall vest (become non-forfeitable) in accordance with the vesting schedule shown on the cover page of this Certificate.  Notwithstanding the vesting schedule, the Units shall become fully vested and exercisable upon (i) the termination of Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries due to death or Disability, (ii) a Change in Control, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iii) if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Grantee’s employment without Cause or Grantee resigns for Good Reason after the effective date of the Change in Control.

Unless vesting is accelerated as set forth above or otherwise under the Plan, if Grantee’s Continuous Service with the Company or its Parent or any of their subsidiaries ceases prior to the vesting date, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

Notwithstanding the other provisions of this Section 1, the Committee may accelerate the vesting of the Units granted hereunder in such other circumstances as it may determine.

2.  Conversion to Stock.  Unless the Units are forfeited prior to the vesting date as provided in Section 1 above, the Units will be converted to actual shares of Stock on the vesting date.  The Company shall issue the Shares in the name of the Grantee in either certificated or book entry form, as selected by the Company.  Notwithstanding the foregoing, the Company shall have no obligation to issue Shares in payment of the Units until such issuance and payment shall comply with all relevant provisions of law and the requirements of any Exchange upon which the Company’s Shares are then listed.  Notwithstanding the foregoing, the Committee may, in its sole discretion, direct the Company to pay the Grantee the cash value of vesting shares upon vesting in lieu of the issuance of shares.

3.  Dividend Equivalents.  No adjustment to the Units will be made for any dividend that is paid.

4.  Changes in Capital Structure.  If the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Unit subject to this Certificate the number and class of shares of stock or securities into which each outstanding share of Stock shall be so exchanged.

5.  Restrictions on Transfer.  No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or its Parent or any of their subsidiaries, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or its Parent or any of their subsidiaries.  Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution; but the Committee may permit other transfers.

6.  Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units.  Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7.  Payment of Taxes.  Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.  Unless prohibited by applicable law, as determined by the Company, the withholding requirement will be satisfied by the Company withholding from the Units upon settlement a number of shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.  Amendment.  The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

9.  Plan Controls.  The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate.  This Certificate shall be governed by and construed in accordance with the Plan.

10.  Compensation Recoupment Policy. This Award is subject to any compensation recoupment policy applicable by its terms to Grantee that the Company may adopt from time to time to comply with any applicable law, rule or regulation of any governmental authority or to comply with the rules and regulations of any stock exchange upon which the Company’s securities are registered.

11.  Notice.  Notices hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, TX 75201; Attn: General Counsel, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

12.  Entire Agreement.  This Certificate, including, without limitation, the terms and conditions set forth herein, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

13.  Confidentiality.  By accepting this Certificate and the related award, Grantee agrees to keep confidential and not to disclose to any person or entity information concerning the terms of this

Certificate, the number of Units or Shares covered by this Certificate or any transactions between the Grantee and the Company pursuant to this Certificate, except as required by applicable law.